Exhibit 99.28(b)(5)

FPA FUNDS TRUST

AMENDMENT TO THE

BY-LAWS

Effective January 10, 2024

BY-LAWS

OF

INVESTMENT MANAGERS SERIES TRUST III

ARTICLE 1

Agreement and Declaration of Trust

and Principal Office

1.1 AGREEMENT AND DECLARATION OF TRUST. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect ("Declaration of Trust"), of the Investment Managers Series Trust III, the Delaware statutory trust established by the Declaration of Trust (the "Trust").

1.2 PRINCIPAL OFFICE OF THE TRUST. The principal office of the Trust shall be located at 235 West Galena Street, Milwaukee, WI, 53212.